EXHIBIT 10.17


                       THE MERIDIAN RESOURCE CORPORATION
                          MANAGEMENT WELL BONUS PLAN


                                  ARTICLE I.
                                    PURPOSE

      The Board of Directors of the Company creates this Bonus Plan for managerial, professional and other key personnel of the Company intending to advance the best interests of The Meridian Resource Corporation ("the Company") by attracting and retaining top quality managerial, professional and other key personnel through this use of incentive bonuses for selected personnel within the eligible group.

                                  ARTICLE II.
                                  DEFINITIONS

      2.1 "ANNIVERSARY DATE" means the last day of the fiscal year of the Company.

      2.2 "BONUS" means the right awarded to a Participant and/or Participant Group to receive a bonus from the Bonus Pool, pursuant to this Plan, in the amount set out in the Notice of Bonus. A Participant's and/or Participant Group's Bonus will be expressed as a percentage of the Bonus Pool, as determined by the Compensation Committee. A Bonus once granted continues pursuant to this Plan. Bonuses awarded from any given Bonus Pool may not exceed one hundred percent (100%) of the given Bonus Pool.

      2.3 "BONUS DATE" means the last day of each quarter of each fiscal year of the Company.

      2.4 "BONUS POOL" means a pool consisting of a percentage of the Net Profits from a Designated Well, as determined by the Company, paid by the Company to the Plan. Each Bonus Pool will be the basis for determining the Bonus to be paid to each Participant or Participant Group. Each Bonus Pool will carry a name, which will distinguish it from any other Bonus Pool and will include the fiscal year of its designation. Each Bonus Pool will be separate from all other Bonus Pools. Each Bonus Pool shall only contain one Designated Well. Each Bonus Pool will continue until such time as the Compensation Committee, in its sole discretion, determines no further Net Profits will be generated by the Designated Well for that Bonus Pool or until there are no remaining Participants or Participant Groups in that Bonus Pool, or as otherwise determined herein. Any Bonus Pool shall be subject to the terms, conditions, and provisions of any agreement theretofore or thereafter entered into by the Company, which in any way affects monies or common stock of the Company.


                             Page 1 of 10 Pages

      2.5 "CHARGEABLE EXPENDITURES" means the total sum of the following expenses, incurred by the Company and its Internal Working Interest Partners, associated, directly or indirectly, with a Designated Well:

            (i) the severance, production, excise, ad valorem, windfall profits and other taxes on or measured by production attributable to said Designated Well; PLUS

            (ii) the cost of operating and maintaining a Designated Well (normal lease operating expenses), exclusive of drilling well overhead rates as provided for in any applicable joint operating agreement, and exclusive of any costs and expenses associated with establishment or enhancement of production including but not limited to the costs of drilling, workovers (other than normal lease operating expenses associated therewith), re-drills, deepening, sidetracking, plugging back, purchasing and setting surface equipment, and/or the construction of pipeline or plant facilities; PLUS

            (iii) the fees or other consideration paid by the Company to any third party, other than an affiliate of the Company, for services in connection with marketing production of oil and/or gas (and/or components and by products extracted therefrom) from or attributable to such Designated Well.

      Chargeable Expenditures DOES NOT include any of the following:

            (i) any and all lease burdens including, but not limited to, landowner royalties, overriding royalties, net profits interest payments, production payments, financing arrangements and other similar interests which may burden any Designated Well as a result of agreements between the Company and any third parties;

            (ii) capital expenditures associated with wells, production and marketing facilities, including, but not limited to, the costs of drilling, workovers (other than normal lease operating expenses associated therewith), redrills, deepening, sidetracking, plugging back, purchasing and setting surface equipment, and/or the construction of pipeline or plant facilities; and

            (iii) the acquisition and maintenance of mineral interest or the geologic, geophysical and engineering evaluation relative to any Designated Well.

      2.6   "COMPANY" means The Meridian Resource Corporation.

      2.7 "COMPENSATION COMMITTEE" means the Committee established by the Board of Directors of the Company to administer this Plan.

      2.8 "DESIGNATED WELL" means a well (whether or not operated by the Company) designated by the Compensation Committee, in its sole discretion, to be included in this Plan. The Company may drill wells (whether or not operated by the Company) that will not become a Designated Well.

                             Page 2 of 10 Pages

      2.9 "EMPLOYEE" means any employee of the Company, who is employed in a managerial, professional or other key capacity with the Company who, in the sole discretion of the Compensation Committee, is in a position to materially contribute to the continued growth, development and financial success of the Company.

      2.10 "INTERNAL WORKING INTEREST PARTNERS" means any and all parties designated as such by the Company and who hold a cost sharing ownership interest, either actual or beneficial, on a cash basis by virtue of an agreement between the Company and any such parties in and to any Designated Well.

      2.11 "NET PROFITS" means the proceeds received by the Company from the sale of the oil, gas and minerals (including components and by products extracted therefrom) that are produced, saved and sold from a Designated Well, free and clear of all costs and expenses of exploration, development, operation, production, marketing, processing, treating and transportation to the sales point, LESS Chargeable Expenditures. If Chargeable Expenditures in any calendar month exceed the proceeds in the same month for a particular well resulting in a net loss, such net loss shall be carried forward and applied against the Net Profits of the succeeding month, or months, for that particular well. The Net Profits shall be subject to the terms, conditions and provisions of any joint operating agreement or similar agreement at any time heretofore or hereafter entered into by the Company with any third parties covering any Designated Well including, but not limited to, provisions requiring forfeiture of interest for nonparticipation and recoupment of multiple recovery costs. In the event any such provisions of any third party agreement come into effect the Net Profit payments shall be suspended until such costs are recovered or such cause for suspension is removed. The Net Profits shall also be subject to the terms, conditions and provisions of any farmout or other agreements under which the Company acquires or may acquire its mineral interest in a Designated Well. In the event the interest of the oil, gas and minerals owned by the Company is or becomes reduced, the Net Profits shall be proportionately reduced to the proportion thereof, which the working interest owned by the Company in said Designated Well bears to the entire working interest for said Designated Well.

      2.12 "NOTICE OF BONUS" means the notice that will be issued to each Participant, substantially in the form attached hereto as EXHIBIT "A".

      2.13 "PARTICIPANT" means an Employee, who has been awarded a Bonus in a Bonus Pool either directly or as a part of a Participant Group.

      2.14 "PARTICIPANT GROUP" means a group of Participants, which has been awarded as a group, a Bonus in a Bonus Pool.

      2.15 "PLAN" means this The Meridian Resource Corporation Managerial Well Bonus Plan, as amended from time to time.

                                 ARTICLE III.
                                ADMINISTRATION

      3.1 COMPOSITION AND INDEMNITY OF THE COMPENSATION COMMITTEE. The Compensation Committee shall be composed of those persons, not less than two, as are appointed by the Board of

                             Page 3 of 10 Pages

Directors of the Company, to serve at its pleasure. The Compensation Committee shall administer and construe this Plan. No member of the Compensation Committee shall be liable for any act or any determination made in good faith. The Company shall, to the fullest extent permitted by law, indemnify and hold each member of the Compensation Committee harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys' fees and expenses) incurred by the member in connection with or otherwise relating to his service in that capacity.

      3.2 ADMINISTRATION OF PLAN. Construction by the Compensation Committee of any provision of this Plan shall be final, conclusive and non-appealable. The Compensation Committee shall determine, in its sole discretion subject to the provisions of the Plan:

            (a) the Employees, who shall participate from time to time in the Plan;

            (b) the Participant Groups, which shall participate from time to time in the Plan;

            (c) the percentage of the Net Profits that will be paid by the Company to each Bonus Pool;

            (d)   the calculation of the Net Profits;

            (e) which wells, of the wells the Company drills or acquires or participates in, if any, will be a Designated Well;

            (f) the Bonus to be awarded to each Participant and/or Participant Group and to each Participant in a Participant Group in a Bonus Pool. In this regard Bonuses awarded to the various Participants or Participant Groups need not be the same; and

            (g) the terms and conditions, if any, not inconsistent with the terms of this Plan, that are to be placed upon the award of a Bonus to a Participant or Participant Group or from a Bonus Pool.

      3.3 DELEGATION. The Compensation Committee may, in its discretion, delegate one of more of its duties to an officer or a committee composed of officers of the Company, but may not delegate its authority to construe this Plan or to make the determinations set out in Section 3.2.

      3.4 AWARD OF BONUS. The Compensation Committee will issue to each Participant a "Notice of Bonus", within fifteen (15) working days after the drilling spud date of each Designated Well. The Notice of Bonus shall set out the determination of the Compensation Committee, for such Bonus Pool, regarding the matters set out in Section 3.2.

                                  ARTICLE IV.
                            CALCULATION OF BONUSES

      4.1 CALCULATION OF BENEFITS BASED UPON BONUS POOL. As soon as administratively possible after each Bonus Date, the Compensation Committee shall calculate the dollar amount of the Bonus to be paid to each Participant in each Bonus Pool.

                             Page 4 of 10 Pages

      4.2 CALCULATION OF BONUS POOL BASED UPON DISPOSITION OF DESIGNATED WELLS FOR A BONUS POOL. The Company shall always be entitled to, at any time, dispose of any and all interests it may hold with respect to any or all Designated Wells. The time, price, terms and conditions of such disposal will be as the Company may determine. When a Designated Well is sold or otherwise disposed of, the amount to be paid to the Bonus Pool shall be a percentage of the net proceeds received by the Company from any such sale or disposition (as determined by the Company), minus a percentage of the costs incurred by the Company in such sale or disposition (as determined by the Company) and all taxes, which may be assessed against the Designated Well, because of the sale or disposition, other than income taxes payable by the Company for its share of said proceeds, if any.

      4.3 CALCULATION OF BONUS UPON LIQUIDATION OF COMPANY. The existence of outstanding Bonus awards will not affect in any way the right or power of the Company to make or authorize any or all adjustments or recapitalization or other changes in the Company's capital structure or its business. Should the Company elect to liquidate or to enter into any transaction in which it is not the surviving company ("a Transaction"), unless the surviving or successor company has formally adopted this Plan and agreed to continue it, in lieu of any Bonus otherwise payable or to become payable at any time in the future under the Plan, each Bonus Pool shall be entitled to a payment of an amount equal to the aggregate present value of the estimated future Net Profits, which may be expected to be payable by the Company to each Bonus Pool. Calculation of those estimated future Net Profits shall be determined by the Company, in its sole discretion, using the Company's latest available external engineering estimate or the internal estimate if no external estimate exits, of proven recoverable reserves, annual production rates, revenues, production costs, value's determined (as a part of a Transaction) for any well or any other factors deemed relevant. The annual values shall then be discounted to a present value as of the date of payment at the rate of fifteen percent (15%) per annum. Payment of this estimated amount will unconditionally relieve, discharge and acquit the Company of any further obligation to pay any additional amounts to any Bonus Pool, Participant or Participant Groups under this Plan. The Compensation Committee shall then pay to each Participant or Participant Group the Bonus from each Bonus Pool, as calculated pursuant to the Plan.


                             Page 5 of 10 Pages

      4.4 COMPANY'S RIGHT TO SUSPEND, SHUT-IN OR ABANDON ANY DESIGNATED WELL WITHIN A BONUS POOL. The Company retains the unconditional right at any time, in its sole discretion, to suspend production from, shut-in or abandon any Designated Well, which may be included in any Bonus Pool.

                                  ARTICLE V.
                               PAYMENT OF BONUS

      5.1 TIME AND METHOD OF PAYMENT. Each Participant or Participant Groups having a Bonus awarded under this Plan shall be entitled to receive payment of the Bonus as soon as administratively feasible, but in no event, later than sixty (60) days following any Bonus Date. Each Participant's Bonus shall be paid in cash and/or common stock of the Company, as determined in the sole discretion of the Compensation Committee. It is contemplated that up to seventy-two percent (72%) of any payment of a Bonus may be made in the publicly traded stock of the Company. No interest shall be paid or payable on any Bonus awarded under the Plan. The Company shall be entitled to deduct from any Bonus paid to any Participant or Participant Group under this Plan, the sums required by federal, state or local law to be withheld with respect to the payment of such Bonus. The Company shall not be required to make any payment until the appropriate withholding is provided for.

      5.2 LENGTH OF PERIOD PARTICIPANT WILL RECEIVE BENEFIT. A Participant's or Participant Group's right to receive a Bonus from a given Bonus Pool shall continue, even in the event of Participant's death, for as long as each Bonus Pool continues, pursuant to Section 2.4, unless any Participant or Participant Groups forfeits its rights under this Plan. In the event of death of a Participant, the Company shall suspense payments until the Company has received documents, satisfactory to Company's counsel, evidencing to whom future payments should be made. A Participant shall not receive any Bonus, until the Participant has been employed by the Company for a period of six (6) consecutive months from said Participant's date of employment. Further, if any Participant is not employed by the Company for a period of two (2) consecutive years, after said Participant's date of employment, then such Participant shall automatically forfeit, immediately upon the date Participant is not employed, all of Participant's rights to receive all Bonus payment(s).

      5.3 FORFEITURE FOR TERMINATION OF EMPLOYMENT. Should a Participant's employment with the Company be terminated for any reason, the Participant shall not have any right to participate in the Plan as to any Bonus Pool for any well whose drilling spud date is after the date of termination.

      5.4 INCAPACITY. If any Participant entitled to a Bonus is, in the sole opinion of the Compensation Committee, physically or mentally incapacitated, to perform Participant's duties for the Company, the Company will continue to make payments to which the Participant is entitled to hereunder to any member of the family of the Participant, who is entitled to payment, for the use and benefit of the Participant, or the Company may make payments to any person, entity or institution providing care for the Participant who is then legally entitled to payment.


                             Page 6 of 10 Pages

      5.5 EMPLOYMENT AGREEMENT. In the event the Participant has a written employment agreement with the Company, the terms and conditions of the employment agreement regarding Participant's right to participate in this Plan will prevail, in the event of a conflict with the provisions of this Plan.

                                  ARTICLE VI.
                             LIMITATION OF RIGHTS

      Nothing in this Plan shall be construed:

            (a) to give any Employee any right to be awarded a Bonus other than in the sole discretion of the Compensation Committee;

            (b) to limit in any way the right of the Company to terminate a Participant's employment with the Company at any time;

            (c) to evidence any agreement or understanding, express or implied, that the Company will employ a Participant in any particular capacity or for any particular remuneration;

            (d) to give any Employee any right to challenge, change or overturn any decision of the Compensation Committee, as such decision may be made in the Compensation Committee's sole discretion; or

            (e) to require or obligate the Company to conduct any drilling, completion or producing operations regarding any Designated Well.

                                 ARTICLE VII.
                            ALIENATION OF BENEFITS

      No benefit provided by this Plan shall be transferable by the Participant or Participant Groups, except as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan shall be void. No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit. If any Participant becomes bankrupt or attempts to transfer, anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under this Plan, then the right or benefit shall, in the sole discretion of the Compensation Committee, cease. In that event, the Company may hold or apply the right or benefit or any part of the right or benefit for the benefit of the Participant, his or her spouse, children or other dependents or any of them in the manner and in the proportion that the Compensation Committee shall deem proper, in its sole discretion, but the Compensation Committee is not required to do so.

                             Page 7 of 10 Pages

                                 ARTICLE VIII.
                       AMENDMENT AND TERMINATION OF PLAN

      8.1 AMEND OR TERMINATE AT ANY TIME. The Board of Directors of the Company may, in its sole discretion, amend or terminate this Plan at any time, subject to Section 8.2 hereof.

      8.2 NO RETROACTIVE EFFECT UPON AWARDED BONUSES. Any amendment or termination of this Plan will not affect the rights of any Participant or Participant Groups to a Bonus, which has already been awarded under this Plan prior to the time of the amendment or the termination.

      8.3 AUTOMATIC TERMINATION. If at any time the appropriate governmental unit determines that the Plan is not a bonus program, but instead a pension or welfare benefit plan within the meaning of the applicable provisions of the Employee Retirement Income Security Act of 1974 or similar statute, rule or order, this Plan shall automatically terminate as of the date the Company receives notice of that determination.

                                  ARTICLE IX.
                  RELIANCE UPON GENERAL CREDIT OF THE COMPANY

      It is specifically recognized that this Plan is only a general corporate commitment and that each Participant or Participant Groups must rely upon the general credit of the Company for the fulfillment of its obligations under the Plan. Though the Company may hold a Designated Well, which has been designated for a given Bonus Pool, neither the Plan nor the Bonus Pool creates any claim, lien, encumbrance, right, title or other interest of any kind whatsoever in any Participant or Participant Group in any well, property or portion of a property containing such well or in the Net Profits derived from it. The designation of a well is only a part of the procedure used in calculating a Bonus due Participants or Participant Groups under the Plan and provides no legal entitlement to those specific assets. No specific assets of the Company have been set aside or pledged in any way for the performance of the Company's duties under this Plan nor will any future assets be pledged or set aside in any manner to assure the performance of the Company under this Plan. However, the Company may, but is not required to create a rabbi trust in connection with this Plan, but only if it has received a ruling from the Internal Revenue Service that the creation of that trust does not cause this Plan to be "funded" as that term is generally used in the Employee Retirement Income Security Act. Thus, the rights of all Participants or Participant Groups and any persons claiming under any Participant or Participant Groups shall be those solely of unsecured creditors of the Company.

                                  ARTICLE X.
                                 GOVERNING LAW

      This Plan shall be governed by the laws of the State of Texas. All of the Parties irrevocably consents to the exclusive jurisdiction of any Texas or United States Federal Court sitting in Harris County over any action or proceeding arising out of this Plan. All Parties waive any objections to venue in Texas and any objection to any action or proceeding in Texas on the basis of forum non conveniens.

                                  ARTICLE XI.
                                CONFIDENTIALITY

                             Page 8 of 10 Pages

      11.1 Any information, data or knowledge which is related directly or indirectly to, any Designated Well, the Bonus Pool, any property or portion of any property containing any Designated Well, or any geological prospect containing a Designated Well, is information the Company considers secret, proprietary and confidential (the "Confidential Information"). By acceptance of a Bonus, each Employee agrees that for as long as the Employee is receiving a Bonus and for a period of twelve (12) months after receipt of the final Bonus, each Employee will keep all Confidential Information confidential and will not
(i) disclose or permit the disclosure of any Confidential Information; and/or
(ii) solicit to employ or attempt to employ or divert any Employee of the Company or any of its affiliates with knowledge of Confidential Information. The Confidential Information will not include information in the public domain or generally known by the public, other than through acts by the Employee. In the event an Employee breaches this Section 11.1 the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to terminate its obligation to make any further payments of any Bonus and to an injunction or injunctions (without the posting of any bond) to prevent breaches or threatened breaches of this Plan and/or to compel specific performance of this Plan and no Employee will oppose the gravity of such relief including all costs and expenses, including attorney's fees.


                                 ARTICLE XII.
                                EFFECTIVE DATE

      This Plan shall become operative and effective on November 5, 1997.

                                 ARTICLE XIII.
                                 MISCELLANEOUS

      13.1 The article headings used in this Plan are inserted for convenience only and shall be disregarded in construing this Plan.

      13.2 If any portion of this Plan is rendered invalid by a court of proper jurisdiction, the balance of this Plan shall continue in full force and effect.

      13.3 To be effective, any notice, request or other communication permitted or required to be given by either party hereunder shall be given in writing and may be effected by placing the same in the United States mail, certified with return receipt requested, postage prepaid, by delivery by courier service, by prepaid telegram or by facsimile transmission, and shall be deemed given the date and hour three (3) days following the date and hour at which the same is deposited with a clerk of the United States Postal Service, or when so delivered by courier service or personally delivered or by prepaid telegram filed with a telegraph company or on completion and confirmation of a facsimile transmission, addressed to the respective party to be notified.

      13.4 This Plan shall be binding upon the parties hereto and their respective heirs, executors and successors.

      13.5 Neither the adoption and existence of the Plan, nor any payment, contribution or other participation by the Company in the Plan, shall be considered a contract between any Participant and

                             Page 9 of 10 Pages
the Company, or consideration for, or inducement with respect to, the Participant's continued employment by the Company.

      13.6 Each Participant represents to the Company and agrees that he: (i) was specifically advised to and fully understands his rights to discuss all aspects of this Plan with an attorney, (ii) has to the extent he desires, availed himself of these rights, (iii) has carefully read and fully understands the provisions of the Plan, and (iv) is responsible for any federal and/or state income or other tax liability that may result as a consequence of the receipt of any Bonus.

      13.7 This Plan sets forth the entire agreement between the Company and each Participant and fully supersedes all prior written and oral agreements, understandings and representations between the parties including but not limited to those concerning Participant's rights to receive any monies from the Company from or in respect of any Designated Well or from or in respect of any Company prospect; provided, however, this Plan shall not supercede the matters set out in Section 4.3 of Exhibit A in the Employment Agreement between each Participant and the Company.

THE MERIDIAN RESOURCE CORPORATION



By:/s/JOSEPH A. REEVES, JR.
      JOSEPH A. REEVES, JR., Chairman

                               Page 10 of 10 Pages

                                  EXHIBIT "A"


                                NOTICE OF BONUS



Name of Bonus Pool:               ________________________________________(YEAR)


Participant or Participant Group: _____________________________________________


Designated Well:                  _____________________________________________


Bonus Percentage:                 _____________________________________________


Terms and Conditions:             _____________________________________________


Date of Bonus:                    _____________________________________________


COMPENSATION COMMITTEE



By: _________________________________
    JOSEPH A. REEVES, JR., Director



By: _________________________________
    MICHAEL J. MAYELL, Director